Exhibit 4.4

ARTHROCARE CORPORATION

2003 INCENTIVE STOCK PLAN

1.     Purposes of the Plan.     The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees and Consultants, and

•	to promote the success of the Company’s business.

Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator at the time of grant. Stock Purchase Rights may also be granted under the Plan.

2.    Definitions.    As used herein, the following definitions shall apply:

(a)  “Administrator” means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.

(b)  “Board” means the Board of Directors of the Company.

(c)  “Code” means the Internal Revenue Code of 1986, as amended.

(d)  “Committee” means a Committee appointed by the Board in accordance with Section 4 of the Plan.

(e)  “Common Stock” means the Common Stock of the Company.

(f)  “Company” means ArthroCare Corporation, a Delaware corporation.

(g)  “Consultant” shall mean any natural person who is engaged by the Company or any Parent or Subsidiary to render bona fide consulting services and is compensated for such consulting services, and any Director whether compensated for such services or not.

(h)  “Continuous Status as an Employee or Consultant” means that the employment or consulting relationship with the Company or any Parent or Subsidiary is not interrupted or terminated. Continuous Status as an Employee or Consultant shall not be considered interrupted in the case of: (i) any leave of absence approved by the Company, including sick leave, military leave, or any other personal leave; provided, however, that for purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon the expiration of such leave is guaranteed by contract (including certain Company policies) or statute; provided, further, that on the ninety-first (91st) day of any such leave (where reemployment is not guaranteed by contract or statute) the Optionee’s Incentive Stock Option shall cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option; or (ii) transfers between locations of the Company or between the Company, its Parent, its Subsidiaries or its successor.

(i)  “Director” means a member of the Board.

(j)  “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(k)  “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(l)  “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m)  “Fair Market Value” means, as of any date, the value of a Share of Common Stock determined as follows:

(i)  if the Common Stock is listed on any established stock exchange or a national market system, including without limitation the National Market System of the National Association of Securities Dealers, Inc.

Automated Quotation (“NASDAQ”) System, the Fair Market Value of a Share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading in Common Stock) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)  If the Common Stock is quoted on the NASDAQ System (but not on the National Market System thereof) or is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(iii)  In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

(n)  “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(o)  “Insider” means an individual subject to Section 16 of the Exchange Act.

(p)  “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(q)  “Notice of Grant” means a written notice evidencing certain terms and conditions of an individual Option or Stock Purchase Right grant. The Notice of Grant is part of the Option Agreement.

(r)  “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(s)  “Option” means a stock option granted pursuant to the Plan.

(t)  “Option Agreement” means a written agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

(u)  “Option Exchange Program” means a program whereby outstanding options are surrendered in exchange for options with a lower exercise price.

(v)  “Optioned Stock” means the Common Stock subject to an Option or Stock Purchase Right.

(w)  “Optionee” means an Employee or Consultant who holds an outstanding Option or Stock Purchase right.

(x)  “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(y)  “Performance Criteria” shall mean the following business criteria with respect to the Company, any Subsidiary or any division or operating unit: (a) net income, (b) pre-tax income, (c) operating income, (d) cash flow, (e) earnings per share, (f) return on equity, (g) return on invested capital or assets, (h) cost reductions or savings, (i) funds from operations, (j) appreciation in the fair market value of Common Stock, and (k) earnings before any one or more of the following items: interest, taxes, depreciation or amortization; each as determined in accordance with generally accepted accounting principles or subject to such adjustments as may be specified by the Board.

(z)  “Plan” means this 2003 Incentive Stock Plan.

(aa)  “Restricted Stock” means share of Common Stock acquired pursuant to a grant of Stock Purchase Rights under Section 11 below.

(bb)  “Restricted Stock Purchase Agreement” means a written agreement between the Company and the Optionee evidencing the terms and restrictions applying to stock purchased under a Stock Purchase Right. The Restricted Stock Purchase Agreement is subject to the terms and conditions of the Plan and the Notice of Grant.

(cc)  “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(dd)  “Section 162(m) Participant” shall mean any key Employee designated by the Board as a key Employee whose compensation for the fiscal year in which the key Employee is so designated or a future fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code.

(ee)  “Share” means a share of the Common Stock, as adjusted in accordance with Section 13 of the Plan.

(ff)  “Stock Purchase Right” means the right to purchase Common Stock pursuant to Section 11 of the Plan, as evidenced by a Notice of Grant.

(gg)  “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.    Stock Subject to the Plan.    Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares which may be optioned and sold under the Plan is 500,000 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

If an Option or Stock Purchase Right expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an Option Exchange Program, the unpurchased Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated); provided, however, that Shares have actually been issued, whether upon exercise of an Option or Stock Purchase Right, shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if Shares of Restricted Stock are repurchased by the Company at their original purchase price, and the original purchaser of such Shares did not receive any benefits of ownership of such Shares, such Shares shall become available for future grant under the Plan. For purposes of the preceding sentence, voting rights shall not be considered a benefit of ownership of Shares.

4.    Administration of the Plan.

(a)    Procedure.

(i)    Multiple Administrative Bodies.    The Plan may be administered by different bodies with respect to Directors, Officers who are not Directors, and Employees who are neither Directors nor Officers.

(ii)    Section 162(m).    To the extent that the Board determines it to be desirable to qualify Options or Stock Purchase Rights granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii)    Rule 16b-3.    To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv)    Other Administration.    Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy applicable laws.

(b)    Powers of the Administrator.    Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

(i)    to determine the Fair Market Value of the Common Stock, in accordance with Section 2(n) of the Plan;

(ii)    to select the Consultants and Employees to whom Options and Stock Purchase Rights may be granted hereunder;

(iii)    to determine whether and to what extent Options and Stock Purchase Rights or any combination thereof, are granted hereunder;

(iv)    to determine the number of shares of Common Stock to be covered by each Option and Stock Purchase Right granted hereunder;

(v)    to approve forms of agreement for use under the Plan;

(vi)    to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options or Stock Purchase Rights may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions and any restriction or limitation regarding any Option or Stock Purchase Right or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(vii)    to construe and interpret the terms of the Plan and awards granted pursuant to the Plan;

(viii)    to prescribe, amend and rescind rules and regulations relating to the plan;

(ix)    to modify and amend each Option or Stock Purchase Right (subject to Sections 15(c) and Section 20 of the Plan);

(x)    to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Option or Stock Purchase Right previously granted by the Administrator;

(xi)    to institute an Option Exchange Program (subject to Section 20 of the Plan);

(xii)    to determine the terms and restrictions applicable to Options and Stock Purchase Rights and any Restricted Stock; and

(xiii)    to make all other determinations deemed necessary or advisable for administering the Plan.

(c)    Effect of Administrator’s Decision.    The Administrator’s decisions, determinations and interpretations shall be final and binding on all Optionees and any other holders of Options or Stock Purchase Rights.

(d)    Provisions Applicable to Section 162(m) Participants.

(i)    The Board, in its discretion, may determine whether an Option or Stock Purchase Right is to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code.

(ii)    Notwithstanding anything in the Plan to the contrary, the Board may grant any Option or Stock Purchase Right to a Section 162(m) Participant, including a Stock Purchase Right the restrictions with respect to which lapse upon the attainment of performance goals which are related to one or more of the Performance Criteria.

(iii)    To the extent necessary to comply with the performance-based compensation requirements of Section 162(m)(4)(C) of the Code, with respect to any Stock Purchase Right granted under the Plan to one or more Section 162(m) Participants, no later than ninety (90) days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Section 162(m) of the Code), the Board shall, in writing, (i) designate one or more Section 162(m) Participants, (ii) select the Performance Criteria applicable to the fiscal year or other designated fiscal period or period of service, (iii) establish the various performance targets, in terms of an objective formula or standard, and amounts of such Stock Purchase Rights which may be earned for such fiscal year or other designated fiscal period or period of service, and (iv) specify the relationship between Performance Criteria and the performance targets and the amounts of such Stock Purchase Rights to be earned by each Section 162(m) Participant for such fiscal year or other designated fiscal period or period of service. Following the completion of each fiscal year or other designated fiscal period or period of service, the Board shall certify in writing whether the applicable performance targets have been achieved for such fiscal year or other designated fiscal period or period of service.

In determining the amount earned by a Section 162(m) Participant, the Board shall have the right to reduce (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Board may deem relevant to the assessment of individual or corporate performance for the fiscal year or other designated fiscal period or period of service.

(iv)    Furthermore, notwithstanding any other provision of the Plan, any Option or Stock Purchase Right which is granted to a Section 162(m) Participant and is intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as performance-based compensation as described in Section 162(m)(4)(C) of the Code, and the Plan shall be deemed amended to the extent necessary to conform to such requirements.

5.    Eligibility.    Nonstatutory Stock Options and Stock Purchase Rights may be granted to Employees and Consultants. Incentive Stock Options may be granted only to Employees. If otherwise eligible, an Employee or Consultant who has been granted an Option or Stock Purchase Right may be granted additional Options or Stock Purchase Rights.

6.    Limitations.

(a)    Each Option shall be designated in the Notice of Grant as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designations, to the extent that the aggregate Fair Market Value:

(i)    of Shares subject to an Optionee’s incentive stock options granted by the Company, any Parent or Subsidiary, which (ii) become exercisable for the first time during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), incentive stock options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the time of grant.

(b)    Neither the Plan or any Option or Stock Purchase Right shall confer upon an Optionee any right with respect to continuing the Optionee’s employment or consulting relationship with the Company, nor shall they interfere in any way with the Optionee’s right or the Company’s right to terminate such employment or consulting relationship at any time, with or without cause.

(c)    No Employee shall be granted, in any fiscal year of the Company, Options to purchase more than 500,000 Shares.

(d)    The foregoing limitation shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 13.

(e)    If an Option is canceled in the same fiscal year of the Company it was granted (other than in connection with a transaction described in Section 13), the canceled Option will be counted against the limit set forth in Section 6(c).

7.    Term of Plan.    Subject to Section 19 of the Plan, the Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the shareholders of the Company as described in Section 19 of the Plan. It shall continue in effect for a term of ten (10) year unless terminated earlier under Section 15 of the Plan.

8.    Term of Option.    The term of each Option shall be stated in the Notice of Grant; provided, however, that in the case of an Incentive Stock Option, the term shall be ten (10) years from the date of grant or such shorter term as may be provided in the Notice of Grant. Moreover, in the case of an Incentive Stock Option granted to an Optionee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Notice of Grant.

9.    Option Exercise Price and Consideration.

(a)    Exercise Price.    The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator, subject to the following:

(i)    In the case of an Incentive Stock Option

(A)    granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

(B)    granted to any Employee, the per Share exercise price shall be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(ii)    In the case of Nonstatutory Stock Option, the per Share exercise price shall be determined by the Administrator.

(b)    Waiting Period and Exercise Dates.    At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions which must be satisfied before the Option may be exercised. In so doing, the Administrator may specify that an Option may not be exercised until the completion of a service period.

(c)    Form of Consideration.    The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of:

(i)    cash;

(ii)    check;

(iii)    delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company of the sale or loan proceeds required to pay the exercise price;

(iv)    a reduction in the amount of any Company liability to the Optionee, including any liability attributable to the Optionee’s participation in any Company-sponsored deferred compensation program or arrangement;

(v)    any combination of the foregoing methods of payment; of

(vi)    such other consideration and method of payment for the issuance of Shares to the extent permitted by applicable laws.

10.    Exercise of Option.

(a)    Procedure for Exercise: Rights as a Shareholder.    Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement.

An Option may not be exercised for a fraction of a Share.

An Option shall be deemed exercised when the Company receives: (i) written notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse. Until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 13 of the Plan.

Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(b)    Termination of Employment or Consulting Relationship.    Upon termination of an Optionee’s Continuous Status as an Employee or Consultant, other than upon the Optionee’s death or Disability, the Optionee may exercise his or her Option, but only within such period of time as is specified in the Notice of Grant, and only to the extent that the Optionee was entitled to exercise it at the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant). In the absence of a specified time in the Notice of Grant, the Option shall remain exercisable for 90 days following the Optionee’s termination of Continuous Status as an Employee or Consultant. In the case of an Incentive Stock Option, such period of time shall not exceed ninety (90) days from the date of termination. If, at the date of termination, the Optionee is not entitled to exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(c)    Disability of Optionee.    In the event that an Optionee’s Continuous Status as an Employee or Consultant terminates as a result of the Optionee’s Disability, the Optionee may exercise his or her Option at any time within twelve (12) months from the date of such termination, but only to the extent that the Optionee was entitled to exercise it at the date of such termination (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant). If, at the date of termination, the Optionee is not entitled to exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(d)    Death of Optionee.    In the event of the death of an Optionee, the Option may be exercised at any time within twelve (12) months following the date of death (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant), by the Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent that the Optionee was entitled to exercise the Option at the date of death. If, at the time of death, the Optionee was not entitled to exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall immediately revert to the Plan. If, after death, the Optionee’s estate or a person who acquired the right to exercise the Option by bequest or inheritance does not exercise the Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(e)    Rule 16b-3.    Options granted to Insiders must comply with the applicable provisions of Rule 16b-3 and shall contain such additional conditions or restrictions as may be required thereunder to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

11.    Stock Purchase Rights.

(a)    Rights to Purchase.    Stock Purchase Rights may be issued either alone, in addition to, or in tandem with other awards granted under the Plan and/or cash awards made outside of the Plan. After the Administrator determines that it will offer Stock Purchase Rights under the Plan, it shall advise the offeree in writing, by means of a Notice of Grant, of the terms, conditions and restrictions related to the offer, including the number of Shares that the offeree shall be entitled to purchase, the price to be paid, and the time within which the offeree must accept such offer, which shall in no event exceed six (6) months from the date upon which the Administrator made the determination to grant the Stock Purchase Right. The offer shall be accepted by execution of a Restricted Stock Purchase Agreement in the form determined by the Administrator.

(b)    Repurchase Option.    Unless the Administrator determines otherwise, the Restricted Stock Purchase Agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser’s employment with the Company for any reason (including death or Disability). The purchase price for Shares repurchased pursuant to the Restricted Stock purchase agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at a rate determined by the Administrator.

(c)    Rule 16b-3.    Stock Purchase Rights granted to Insiders, and Shares purchased by Insiders in connection with Stock Purchase Rights, shall be subject to any restrictions applicable thereto in compliance with Rule 16b-3. An Insider may only purchase Shares pursuant to the grant of a Stock Purchase Right, and may only sell Shares purchased pursuant to the grant of a Stock Purchase Right, during such time or times as are permitted by Rule 16b-3.

(d)    Other Provisions.    The Restricted Stock Purchase Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion. In addition, the provisions of Restricted Stock Purchase Agreements need not be the same with respect to each purchaser.

(e)    Rights as a Shareholder.    Once the Stock Purchase Right is exercised, the purchaser shall have the rights equivalent to those of a shareholder, and shall be a shareholder when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Stock Purchase Right is exercised, except as provided in Section 13 of the Plan.

12.    Non-Transferability of Options and Stock Purchase Rights.    An Option or Stock Purchase Right may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.

13. Adjustments	Upon Changes in Capitalization, Dissolution, Merger, Asset Sale or Change of Control.

(a)    Changes in Capitalization.    Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by each outstanding Option and Stock Purchase Right, and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Options or Stock Purchase Rights have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option or Stock Purchase Right, as well as the price per share of Common Stock covered by each such outstanding Option or Stock Purchase Right, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option or Stock Purchase Right.

(b)    Dissolution or Liquidation.    In the event of the proposed dissolution or liquidation of the Company, to the extent that an Option or Stock Purchase Right has not been previously exercised, it will terminate immediately prior to the consummation of such proposed action. The Board may, in the exercise of its sole discretion in such instances, declare that any Option or Stock Purchase Right shall terminate as of a date fixed by the Board and give each Optionee the right to exercise his or her Option or Stock Purchase Right as to all or any part of the Optioned Stock, including Shares as to which the Option or Stock Purchase Right would not otherwise be exercisable.

(c)    Merger or Asset Sale.    In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, each outstanding Option and Stock Purchase Right shall be assumed or an equivalent option or right shall be substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. The Administrator may, in lieu of such assumption or substitution, provide for the Optionee to have the right to exercise the Option or Stock Purchase Right as to all or a portion of the Optioned Stock, including Shares as to which it would not otherwise be exercisable. If the Administrator makes an Option or Stock Purchase Right exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify the Optionee that the Option or Stock Purchase Right shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the Option or Stock Purchase Right will terminate upon the expiration of such period. For the purposes of this paragraph, the Option or Stock Purchase Right shall be considered assumed if, following the merger or sale of assets, the option or right confers the right to purchase, for each Share of Optioned Stock subject to the Option or Stock Purchase Right immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets was not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or Stock Purchase Right, for each Share of Optioned Stock subject to the Option or Stock Purchase Right, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or sale of assets.

14.    Date of Grant.    The date of grant of an Option or Stock Purchase Right shall be, for all purposes, the date on which the Administrator makes the determination granting such Option or Stock Purchase Right, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Optionee within a reasonable time after the date of such grant.

15.    Amendment and Termination of the Plan.

(a)    Amendment and Termination.    The Board may at any time amend, alter, suspend or terminate the Plan.

(b)    Shareholder Approval.    The Company shall obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with applicable laws (including the Code, Section 16b-3 or other applicable law, including the rules of the Nasdaq Stock Market or any stock exchange upon which the Common Stock is listed). Such shareholder approval, if required, shall be obtained in such a manner and to such a degree as is required by the applicable law, Rule or regulation.

(c)    Effect of Amendment or Termination.    No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Administrator, which agreement must be in writing and signed by the Optionee and the Company.

16.    Conditions Upon Issuance of Shares.

(a)    Legal Compliance.    Shares shall not be issued pursuant to the exercise of an Option or Stock Purchase Right unless the exercise of such Option or Stock Purchase Right and the issuance and delivery of such Shares shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, applicable laws, and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b)    Investment Representations.    As a condition to the exercise of an Option or Stock Purchase Right, the Company may require the person exercising such Option or Stock Purchase Right to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

17.    Liability of Company.

(a)    Inability to Obtain Authority.    The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

(b)    Grants Exceeding Allotted Shares.    If the Optioned Stock covered by an Option or Stock Purchase Right exceeds, as of the date of grant, the number of Shares which may be issued under the Plan without additional shareholder approval, such Option or Stock Purchase Right shall be void with respect to such excess Optioned Stock, unless shareholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with Section 15(b) of the Plan.

18.    Reservation of Shares.    The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

19.    Shareholder Approval.    Continuance of the Plan shall be subject to approval by the shareholders of the Company within twelve (12) months before or after the date the Plan is adopted. Such shareholder approval shall be obtained in the manner and to the degree required under applicable federal and state law and the rules of the Nasdaq Stock Market or any stock exchange upon which the Common Stock is listed.

20.    Repricing Prohibited.    Notwithstanding any provision in this Plan to the contrary, no Option or Stock Purchase Right may be amended to reduce the price per Share of the Shares subject to such Option or Stock Purchase Right below the exercise or purchase price, as applicable, as of the date the Option or Stock Purchase Right is granted. In addition, no Option Exchange Program may be entered into with respect to any Options granted hereunder except in connection with the assumption or substitution of an Option in connection with a corporate transaction pursuant to Section 13.

21.    Participants in Foreign Countries.    The Board shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or any Parent or Subsidiary may operate to assure the viability of Options or Stock Purchase Rights granted under the Plan in such countries and to meet the objectives of the Plan.

ARTHROCARE CORPORATION

2003 INCENTIVE STOCK PLAN

APPENDIX

FOR AUSTRIA

1.    Definitions.    Definitions as set out in Section 2 of the Plan are applicable to this Appendix.

2.    Eligible Employees.    The Administrator’s discretion with respect to Sections 4 (b) and 10 (c) of the Plan shall be exercised in such a way as to comply with Austrian law, in particular with the labour law principle of equal treatment (arbeitsrechtlicher Gleichbehandlungsgrundsatz) and with the prohibition of discrimination (Diskriminierungsverbot).

3.    Ex-gratia benefit.    The grant of an Option or a Stock Purchase Right is an ex-gratia benefit (freiwillige Leistung). It is granted without any obligation; and even repeated granting will not create such obligation.

4.    Adjustments upon Changes in Capitalization, Merger or Asset Sale.    The Administrator’s discretion with respect to any adjustments pursuant to Section 13 will be exercised taking into fair consideration the circumstances why such adjustment is deemed appropriate.

5.    Administrator’s Decisions.    The decisions of the Administrator in connection with any interpretation of the Plan or in any dispute relating to an Option or a Stock Purchase Right or other matters relating to the Plan shall be final and conclusive and binding on the relevant parties. It may only be revised by competent courts.

6.    Governing Law.    The Plan shall be governed by and construed in accordance with the laws of the State of Delaware but mandatory provisions of Austrian law may be applied.

ARTHROCARE CORPORATION

2003 INCENTIVE STOCK PLAN

APPENDIX

FOR COSTA RICA

1.    Application.    This Appendix shall apply in relation to Options and Stock Purchase Rights granted to Optionees residing and providing services in Costa Rica.

2.    Definitions.    Definitions as set out in Section 2 of the Plan are applicable to this Appendix.

3.    Taxes/Withholding.    Each Optionee shall be liable for any employer’s Costa Rican taxes or contributions to any government agency, excluding social security obligations, in respect of the grant, exercise, release or assignment of any Option or Stock Purchase Right or the acquisition, sale or other disposition of any Shares issued upon exercise of an Option or Stock Purchase Right and the Company may require, as a condition of exercise, that any liability it or any Parent or Subsidiary has to account for Costa Rican income or salary taxes or contributions to any governmental agency, excluding social security obligations, or any other federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under an award granted pursuant to this Plan be satisfied by any of the following means (in addition to the Company’s or any Parent’s or Subsidiary’s right to withhold from any compensation paid or payable to the Optionee an amount sufficient to satisfy such taxes and any withholding obligations); or by a combination of such means: (i) the Optionee’s tender of a cash payment in an amount sufficient to satisfy such taxes and any withholding obligations; (ii) the Optionee’s authorization of the Company or any Parent or Subsidiary to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Optionee as a result of the exercise or acquisition of Common Stock under the award having a Fair Market Value equal to an amount sufficient to satisfy such taxes and any withholding obligations; provided, however, that no shares of Common Stock will be withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (iii) the Optionee’s delivery of owned and unencumbered shares of Common Stock having a Fair Market Value equal to an amount sufficient to satisfy such taxes and any withholding obligations.

4.    Governing Law.    The Plan shall be governed by and construed in accordance with the laws of the State of Delaware but mandatory provisions of Costa Rican law may be applied.

ARTHROCARE CORPORATION

2003 INCENTIVE STOCK PLAN

APPENDIX

FOR GERMANY

1.    Definitions.    Definitions as set out in Section 2 of the Plan are applicable to this Appendix.

2.    Eligible Employees.    The Administrator’s discretion with respect to Sections 4 (b) and 10 (c) of the Plan will be exercised in a way complying with German law, in particular with the labour law principle of equal treatment (arbeitsrechtlicher Gleichbehandlungsgrundsatz) and with the prohibition of discrimination (Diskriminierungsverbot).

3.    Ex-gratia benefit.    The grant of an Option or a Stock Purchase Right is an ex-gratia benefit (freiwillige Leistung). It is granted without any obligation; and even repeated granting will not create such obligation.

4.    Adjustments upon Changes in Capitalization, Merger or Asset Sale.    The Administrator’s discretion with respect to any adjustments pursuant to Section 13 will be exercised taking into fair consideration the circumstances why such adjustment is deemed appropriate.

5.    Taxes/Withholding.    Capital gains realized upon exercise of an Option or a Stock Purchase Right is deemed to be a benefit in kind subject to income tax. Such gain is subject to the progressive income tax rate (19.9% to 48.5%) plus a solidarity surcharge of 5.5% thereon. The capital gain realized upon exercise of an option is determined by the difference between the fair market value of the shares at the time the options are exercised and the purchase price. The fair market value is defined on the basis of the prices quoted on the respective stock exchange or, if the shares are not listed, according to the so-called “Stuttgart appraisal formula” for unlisted shares of corporations.

The Company shall deduct wage tax from the gross salary of the Optionee. Additionally, the usual social security contributions, up to the relevant maximum amount, have to be paid on the difference between the exercise price and the market value at the time the Option or Stock Purchase Right is exercised. If the regular salary of the Optionee is not sufficient for the Company to deduct wage tax and pay such tax to the competent tax office, the Company shall request the Optionee to pay the tax to the tax office directly. The Company shall inform the tax office of such request.

Capital gains from the sale of Shares are only subject to taxation, (i) if the sale takes place within one year from the purchase or (ii) if the Optionee (or the predecessor in the case of a transfer of Shares without consideration), at any time during the five years preceding the sale, directly or indirectly held or holds a participation of 1% or more. Capital gains deriving from a disposal of Shares are tax exempt for Optionees if the total gains from private disposal transactions (private Veräußerungsgeschäfte) in the respective calendar year amounts to less than € 512 p.a. and per person. To the extent that capital gains upon sale of Shares are subject to German income tax, 50% of such capital gains are subject to the progressive income tax rate plus a solidarity surcharge of 5.5% thereon.

In principle, 50% of the gross dividends received by Optionees will be subject to income tax at the progressive tax rate plus solidarity surcharge. Investment income received by the Optionee, including dividends and interest, after deduction of half the income-related expenses in economic connection with the dividends or the standard amount for income-related expenses of € 51 (€ 102 for married couples filing jointly), are tax-free up to the maximum amount of tax-free savings allowances of € 1,550 (or € 3,100 for married couples filing jointly).

6.    Insider Dealings.    Germany has adopted the EC-Directive on Insider Dealings. Insiders are, among others, persons who by virtue of their position as members of managing or supervisory boards of the issuing company or its subsidiaries or by their profession or work, have knowledge of not publicly known facts which may influence the market value of the securities issued. Insiders are subject to certain restrictions in selling or purchasing such securities or otherwise making use of their insider knowledge. Anyone in breach of those provisions will be liable to imprisonment or fine.

7.    Administrator’s Decisions.    The decisions of the Administrator in connection with any interpretation of the Plan or in any dispute relating to an Option or a Stock Purchase Right or other matters relating to the Plan shall be final and conclusive and binding on the relevant parties. It may only be revised by competent courts.

8.    Governing Law.    The Plan shall be governed by and construed in accordance with the laws of the State of Delaware but mandatory provisions of German law may be applied.

ARTHROCARE CORPORATION

2003 INCENTIVE STOCK PLAN

APPENDIX

FOR SWEDEN

1.    Application.    This Appendix shall apply in relation to Options and Stock Purchase Rights granted to Optionees residing and providing services in Sweden.

2.    Definitions.    Definitions as set out in Section 2 of the Plan are applicable to this Appendix.

3.    Taxes/Withholding.    Optionee shall be liable for any social charges payable by the Optionee’s employer in respect of the exercise of the Option and, as a condition of exercise of the Option, any liability that the Company or any Parent or Subsidiary has to account for Swedish social charges or any other federal, state or local tax withholding obligation relating to the exercise or acquisition of Shares pursuant to the Option shall be satisfied by Optionee through one or a combination of the following means, in the discretion of the Administrator:

(i)    the withholding by the Company or any Parent or Subsidiary from any compensation paid or payable to the Optionee an amount sufficient to satisfy such social charges and any withholding obligations;

(ii)    the Optionee’s tender of a cash payment in an amount sufficient to satisfy such social charges and any withholding obligations;

(iii)    the Optionee’s authorization of the Company or any Parent or Subsidiary to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Optionee as a result of the exercise or acquisition of Common Stock under the award having a Fair Market Value equal to an amount sufficient to satisfy such social charges and any withholding obligations; provided, however, that no shares of Common Stock will be withheld with a value exceeding the minimum amount of tax required to be withheld by law; or

(iv)    the Optionee’s delivery of owned and unencumbered shares of Common Stock having a Fair Market Value equal to an amount sufficient to satisfy such social charges and any withholding obligations.

Each Optionee shall sign a set-off consent regarding the foregoing withholding provisions.

4.    Privacy.    The processing of an Optionee’s personal data shall be handled in such a manner as to comply with the Swedish Data Act.

5.    Governing Law.    The Plan shall be governed by and construed in accordance with the laws of the State of Delaware but mandatory provisions of Swedish law may be applied.

ARTHROCARE CORPORATION

2003 INCENTIVE STOCK PLAN

APPENDIX

FOR UNITED KINGDOM

1.    Application.    This Appendix shall apply in relation to Options and Stock Purchase Rights granted to Optionees residing and providing services in the United Kingdom.

2.    Definitions.    Definitions as set out in Section 2 of the Plan are applicable to this Appendix.

3.    Taxes/Withholding.    Each Optionee shall be liable for any employer’s United Kingdom National Insurance Contribution in respect of the grant, exercise, release or assignment of any Option or Stock Purchase Right or the acquisition, sale or other disposition of any Shares issued upon exercise of an Option or Stock Purchase Right and the Company may require, as a condition of exercise, that any liability it or any Parent or Subsidiary has to account for United Kingdom income tax under the Pay As You Earn system and employer or employee National Insurance Contributions or any other federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under an award granted pursuant to this Plan be satisfied by any of the following means (in addition to the Company’s or any Parent’s or Subsidiary’s right to withhold from any compensation paid or payable to the Optionee an amount sufficient to satisfy such withholding obligations); or by a combination of such means: (i) the Optionee’s tender of a cash payment in an amount sufficient to satisfy such withholding obligations; (ii) the Optionee’s authorization of the Company or any Parent or Subsidiary to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Optionee as a result of the exercise or acquisition of Common Stock under the award having a Fair Market Value equal to an amount sufficient to satisfy such withholding obligations; provided, however, that no shares of Common Stock will be withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (iii) the Optionee’s delivery of owned and unencumbered shares of Common Stock having a Fair Market Value equal to an amount sufficient to satisfy such withholding obligations.

4.    Governing Law.    The Plan shall be governed by and construed in accordance with the laws of the State of Delaware but mandatory provisions of United Kingdom law may be applied.